EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Juniper Networks, Inc. 2015 Equity Incentive Plan, as amended and restated of our reports dated February 10, 2023, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. and the effectiveness of internal control over financial reporting of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 2, 2023